QuickLinks -- Click here to rapidly navigate through this document

Exhibit 21.1

LIST OF PENNYMAC MORTGAGE INVESTMENT TRUST ENTITIES
as of December 31, 2011

Entity	Entity Type	State of Incorporation
PC REO Trust	Statutory trust	Delaware
PCNPL Trust	Statutory trust	Delaware
PennyMac Corp.	Corporation	Delaware
PennyMac GP OP, Inc.	Corporation	Delaware
PennyMac Mortgage Investment Trust Holdings I, LLC	Limited liability company	Delaware
PennyMac Operating Partnership, L.P.	Limited partnership	Delaware
PMC REO Financing Trust	Statutory trust	Delaware
SWDNSI Trust Series 2010-3	Statutory trust	Delaware
SWDNSI Trust Series 2010-4	Statutory trust	Delaware
TRS REO Finance, LLC	Limited liability company	Delaware
TRS REO Trust 1-A	Statutory trust	Delaware
TRS REO Trust 2-B	Statutory trust	Delaware

QuickLinks

  Exhibit 21.1
LIST OF PENNYMAC MORTGAGE INVESTMENT TRUST ENTITIES as of December 31, 2011